INFORMATION

FOR IMMEDIATE RELEASE

HARVEY N. DONDERO RESIGNS
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF BROYHILL FURNITURE INDUSTRIES, INC.

St. Louis, Missouri, June 26, 2006 - W.G. (Mickey) Holliman, Chairman and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced that he has accepted the resignation of Harvey N. Dondero as President and Chief Executive Officer of Broyhill Furniture Industries, a subsidiary of Furniture Brands.

Mr. Holliman said: “In resigning Harvey cited concerns regarding reporting responsibilities, authority, and duties. I have accepted his resignation. We appreciate his efforts on behalf of Broyhill since he joined the company in April 2005, and we all wish him well.

“Furniture Brands is focused on maximizing the leverage of our size and aligning our management team to deliver on the consumers’ highest expectations. These are difficult but necessary initiatives, and we will continue to drive this change to realize the company’s full potential.”

Mr. Holliman continued, “I have asked Tom Foy, President and Chief Operating Officer of Furniture Brands, to step in to oversee the day-to-day operations of Broyhill on an interim basis as we take the time to make the right decisions regarding the company’s ongoing leadership. Tom has been overseeing the operations at Lane since mid-2005 and he will continue in that role as well. Tom has the proven ability to generate outstanding sales growth and earnings performance, and I know Broyhill will benefit from his oversight.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.